Exhibit 99.2

SouthState Bank Corporation Adds Ben Sasse to Board	For Immediate Release
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Jackie Smith, 803.378.6908

WINTER HAVEN, Florida – Oct. 24, 2025 – SouthState Bank Corporation (NYSE: SSB) announced today that Ben Sasse has been appointed to the board of directors of both the company and its bank subsidiary, SouthState Bank, N.A.

Sasse, 53, currently serves as president emeritus and professor in the Hamilton School at the University of Florida in Gainesville, Florida. Prior to that, Sasse served as the 13th president of the University of Florida. Sasse served from 2015 – 2023 as U.S. senator from the state of Nebraska, serving on the Finance, Intelligence, Judiciary, Banking, and Budget committees.

“We are honored to welcome Ben to our Board of Directors. His distinguished record of public service, deep insight into national and global policy, and his leadership in higher education will bring a valuable perspective to our company,” said John Corbett, SouthState CEO.

Prior to his election as a U.S. Senator, Mr. Sasse was the 15th president of Midland University in Fremont, Nebraska from 2010 – 2014. He has served intermittently in various government posts and as a strategic advisor to various corporate and non-profit organizations through roles with the Boston Consulting Group, McKinsey & Company, and independently. He currently serves on the board of directors of Strategic Education Incorporated (SEI) in Herndon, Virginia.

Sasse received a bachelor’s degree from Harvard University, a master’s from St. John’s College - Annapolis campus, and two master’s degrees and a doctorate from Yale University.

SouthState Bank Corporation (NYSE: SSB) is a financial services company headquartered in Winter Haven, Florida. SouthState Bank, N.A., the company’s nationally chartered bank subsidiary, provides consumer, commercial, mortgage and wealth management solutions to more than 1.5 million customers throughout Florida, Texas, the Carolinas, Georgia, Colorado, Alabama, Virginia and Tennessee. The bank also serves clients nationwide through its correspondent banking division. Additional information is available at SouthStateBank.com.

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